[Pursuant to Item 601(b)(10) of Regulation S-K, certain confidential portions of this exhibit have been omitted by means of marking such portions with asterisks as the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.]

Exhibit 10.44

CLINICAL TRIAL PARTICIPATION AGREEMENT

THIS CLINICAL TRIAL PARTICIPATION AGREEMENT (the “Agreement”) is entered into as of this 17 December, 2020 (the “Effective Date”) by and between QUANTUM LEAP HEALTH CARE COLLABORATIVE, a California nonprofit public benefit corporation, located at 3450 California Street, 2nd Floor, San Francisco, CA 94118, (“QLHC”), and NeuroRx, Inc, located at 1201 North Market St. Wilmington, DE 19801 (“Company”). QLHC and Company may each be referenced herein individually as a “Party” and together as the “Parties.”

WHEREAS, QLHC is the sponsor of a clinical trial (the “Study”) in accordance with a clinical research protocol entitled “I-SPY COVID-19 TRIAL (Investigation of Serial Studies to Predict Your Therapeutic Response with Imaging and Molecular Analysis): An Adaptive COVID-19 Trial Design in the Setting of Critically Ill Patients” (the “Protocol”), as such Protocol may be amended from time to time;

WHEREAS, QLHC has authorized, and may, in the future, authorize one or more designees (each, a “CRO”) to act on behalf of QLHC in connection with certain of QLHC’s responsibilities related to the administration and performance of the Study.

WHEREAS, QLHC and/or CRO will enter into clinical trial agreements with Institutions (as defined below) with expertise in and facilities suitable for conducting the Study in accordance with the Protocol, such clinical trial agreement, and all applicable federal, state and local laws, rules, regulations and guidelines.

WHEREAS, Company will provide a pharmaceutical agent(s) for the Study (an “Agent” as defined below), in return for access to certain data arising from the Study as described in more detail in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises set forth herein and other good and valuable consideration, the receipt and adequacy which are hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS

1.1.    “Agent” shall mean the pharmaceutical agent(s) to be provided to QLHC by Company in order for QLHC, CRO, and Institutions to conduct the Study, as listed on Exhibit B.

1.2.    “Agent-Related IP” shall mean any Study Technology (other than Biomarker IP) that is owned or licensed to QLHC and sub-licensable by QLHC to Company in accordance with Section 3.3 of this Agreement, and that is directed specifically to a novel combination regimen, new indication, or use relating to the Agent.

1.3.    “Background Technology” shall have the meaning provided in Section 3.1.

1.4.    “Biomarker IP” shall mean any Study Technology that is owned or licensed to QLHC and sub-licensable by QLHC to Company in accordance with Section 3.3 of this Agreement, and that is directed specifically to biomarkers that are relevant to the Agent.

1.5.    “Confidential Information” shall have the meaning provided in Section 5.1.

1.6.    “CRO” shall have the meaning set forth in the recitals to this Agreement.

1.7.    “Data Guidelines” shall have the meaning provided in Section 2.3.

1.8.    “Disclosing Party” shall have the meaning provided in Section 5.1.

1.9.    “Institution” shall mean any of the study sites that will administer and conduct the Study.

1.10.    “Option” shall have the meaning provided in Section 3.3(b).

1.11.    “Protocol” shall have the meaning set forth in the recitals to this Agreement.

1.12.    “Recipient” shall have the meaning provided in Section 5.1.

1.13.    “Specimens” shall have the meaning provided in Section 3.4.

1.14.    “Study” shall have the meaning set forth in the recitals to this Agreement.

1.15.    “Study Data” shall mean all information discovered or generated by QLHC or by Institutions in the course and as a result of the Study.

1.16.    “Study Technology” shall have the meaning provided in Section 3.2.

2.	RESEARCH AND EVALUATION RESPONSIBILITIES

2.1.    Agent(s). Promptly following the Effective Date, Company shall supply to QLHC or the Institution(s) the Agent(s) in the quantities specified in the Protocol. Title to and ownership rights in the Agent(s) shall remain at all times with Company. The Parties understand and agree that delivery of the Agent(s) to QLHC or Institution(s) shall not convey any ownership interest therein to QLHC or Institution(s), notwithstanding the use of such Agent(s) by QLHC or Institution(s) in conducting the Study. Company shall provide QLHC and Institution(s) any material information known to it regarding the safety, efficacy, recommended dosage or usage, recommended storage conditions, data regarding correlations with specific biomarkers, and known risks or contraindications, if any, with respect to the Agent(s). QLHC and Institutions will use the Agent only as specified in the Protocol. QLHC agrees, and shall direct Institution(s), not to transfer any such Agent(s), or any portion thereof, to any individual or entity not working on the Study without the prior written consent of Company. Upon any termination of this Agreement, QLHC or Institution(s) shall return to Company or, at Company’s request destroy, any remaining quantities of the Agent to Company, in either case at Company’s expense.

2.2.    Study Protocol. The scope and nature of, as well as the instructions and timeline for, the Study is set forth in the Protocol, which is attached hereto as Exhibit A and incorporated herein. Company shall have the opportunity to review and comment on portions of the Protocol that are relevant to the Agent(s), and Company shall be informed of any amendments to the Protocol that are relevant to the Agent(s) and shall have the opportunity to review and comment on such amendments. QLHC shall consider Company’s comments in good faith. Any such amendments to the Protocol shall be incorporated by reference as part of Exhibit A. If Company objects to any material change to the Protocol with respect to the Agent(s), Company shall have the right to terminate this Agreement, as set forth in Section 7.4(c). Notwithstanding anything to the contrary herein, as between the Parties, all final decisions regarding the Protocol and the conduct of the Study shall be made by QLHC. QLHC reserves the right to remove any Agent(s) from the Study at any time.

2.3.    Use of Study Data. Company shall have the unrestricted right to freely use all Study Data that it receives hereunder in whatever manner it desires, subject to Section 6.1. The process and timing for disclosure of Study Data to Company are described in the Study Data Use and Publication Guidelines attached as Exhibit C (the “Data Guidelines”).

2.4.    Mutual Obligations. Each Party shall use commercially reasonable efforts to devote the resources necessary to perform its obligations under this Article 2 and shall be solely responsible for its own costs and expenses incurred thereby, subject to any payment obligations set forth herein. Each Party shall comply with all applicable laws and regulations in carrying out its obligations under this Agreement, including the guidelines and rules promulgated by the United States Food and Drug Administration (“FDA”), Health Canada, the International Conference on Harmonization (“ICH”), and Good Clinical Practice (“GCP”) guidelines.

2.5.    Data Protection; Informed Consent. The Parties agree to abide by all applicable laws and regulations regarding subject confidentiality and data protection, including without limitation the Health Insurance Portability and Accountability Act (HIPAA) of 1996. QLHC shall be responsible for ensuring that each principal investigator on behalf of its respective Institution obtain from each subject, prior to the subject’s participation in the Study, a signed informed consent in a form approved in writing or electronically by the IRB/IEC, as applicable.

2.6.    Debarment and Exclusion. QLHC shall ensure that each Institution certifies that it does not, and shall not at any time during the Study, contract with or retain any person who will be directly or indirectly performing services under the Study if such a person is debarred by the FDA under 21 U.S.C. § 335a(a) or disqualified as described in 21 C.F.R. §312.70 or is the subject of debarment or disqualification proceeding by the FDA or any other regulatory authorities. QLHC will notify Company promptly if QLHC learns that either of these certifications needs to be amended in light of new information.

2.7.    Adverse Experiences. The Protocol sets forth the procedures regarding adverse reactions or side effects with respect to the Agent(s), such as adverse event reporting and prescription event monitoring, to be conducted by each Party in connection with the Study and this Agreement.

2.8.    Payment and Payment Schedule. Company shall make payments to QLHC in accordance with Exhibit D attached hereto and incorporated herein.

3.	INTELLECTUAL PROPERTY

3.1.    Background Technology; License to QLHC. As between the Parties, each Party will retain all right, title and interest in any inventions, ideas, concepts, know-how, work product and other intellectual property (whether or not patentable) owned, controlled or exclusively licensed by such Party prior to the Effective Date or developed by such Party independent of the Study (collectively, the “Background Technology”). Company hereby grants to QLHC a limited, non-exclusive, royalty-free, worldwide license to use any Background Technology for research purposes only in connection with the Study. Such license shall be sub-licensable by QLHC solely to the CRO and each of the Institutions for research purposes only in connection with the Study. Additionally, Company hereby grants to QLHC a right of reference to all regulatory files and regulatory approvals owned or controlled by Company that are filed with the FDA or other applicable regulatory authority and that relate to the Agent(s), solely to the extent necessary or useful for QLHC to perform the Study and/or obtain or maintain regulatory approvals for the Study.

3.2.    Ownership of Inventions. Ownership of any and all inventions made by one or both Parties, or by CRO, Institutions, or any other Study participants, in the course of the performance of the Study and any intellectual property related thereto (collectively, the “Study Technology”) shall be determined by inventorship in accordance with U.S. patent laws. As a result, any and all Study Technology made solely by a Party or its employees or consultants shall be owned solely by such Party, and any and all Study Technology made jointly by, on the one hand, a Party or its employees or consultants and, on the other hand, the other Party or its employees or consultants shall be owned jointly by the Parties. For clarity, ownership of Study Technology is subject to the ownership provisions regarding Study Data, as set forth in Section 2.3. Notwithstanding anything to the contrary herein, Company shall retain all right, title and interest to the Agent(s), and, as between the Parties, QLHC shall retain all right, title and interest to the Study Data.

3.3.    Licenses to Company.

(a)    QLHC hereby grants to Company (i) a non-exclusive, royalty-free, fully paid up, worldwide license, under the Agent-Related IP, to use and practice any and all Agent-Related IP solely in connection with the Agent(s), and (ii) an exclusive option (the “Agent IP Option”) to negotiate a royalty-bearing, worldwide, sub-licensable, exclusive license, under the Agent-Related IP, to use and practice any and all Agent-Related IP solely in connection with the Agent(s). For clarity, no rights are granted under the Agent-Related IP with respect to any molecule or product other than the Agent(s).

(b)    QLHC hereby grants to Company (i) a non-exclusive, royalty-free, fully paid up, worldwide license, under the Biomarker IP, to use and practice any and all Biomarker IP for internal, non-commercial research purposes only; and (ii) an exclusive option (collectively, the “Biomarker IP Option”, and each of the Agent IP Option and Biomarker IP Option may be referred to herein as an “Option”) to negotiate a royalty-bearing, worldwide, sub-licensable license, under the Biomarker IP, to use and practice any and all Biomarker IP solely in connection with the Agent(s), it being understood that such license shall be exclusive or non-exclusive (at Company’s election).

(c)    Company shall indicate its intention to exercise any Option with respect to any Agent-Related IP or Biomarker IP by notifying QLHC in writing within one (1) year after the completion of the Study. If Company so exercises such Option, the Parties shall negotiate in good faith the terms of such license during the ninety (90) days following the date the Option is exercised, or for such longer time period as the Parties may agree.

(d)    Company acknowledges and agrees that some or all of such Agent-Related IP and/or such Biomarker IP may be developed by one or more Institutions or other third parties, and that as a result (i) QLHC’s rights with respect to the Agent-Related IP and/or such Biomarker IP may consist of license rights or rights under an exclusive option, and (ii) an Institution or other third party may hold the first or sole right to prosecute, maintain, enforce, and/or defend patents and patent application therein.

(e)        Company acknowledges and agrees that QLHC lacks sufficient financial and personnel resources to conduct, or to reimburse Institution(s) for conducting, prosecution and maintenance of the patents and patent applications in the Agent-Related IP and Biomarker IP for any significant time period.     As a result, unless Company agrees to fund the costs of such prosecution and maintenance (either alone or together with others), QLHC shall have no obligation to initiate or continue such prosecution and maintenance.

3.4.    Specimens. Any biological samples provided by or taken from any human subject in connection with participating in a Study, including, but not limited to, blood samples, by- products and derivatives of any such samples (“Specimens”) shall be owned by QLHC. Company will have access to such Specimens in accordance with the Data Guidelines.

3.5.    No Other Rights or Licenses. Except as otherwise expressly stated in this Agreement, no express or implied right or license to any patent right or other intellectual property or proprietary information of either Party is granted by this Agreement.

4.	REPRESENTATIONS AND WARRANTIES; LIMITATION OF LIABILITY

4.1.    Representations and Warranties. Each Party hereby represents and warrants to the other Party that it has the legal power, authority and right to enter into this Agreement and to perform its obligations hereunder, and that the execution, delivery and performance of this Agreement do not conflict with any agreement, instrument or understanding, oral or written, to which such Party may be bound.

4.2.    Company Warranty. Company represents that any Agent(s) delivered under the Agreement (a) was manufactured in accordance with cGMP and any applicable federal, state and local laws, rules and regulations and (b) complies at the time of delivery with the specifications for the Agent(s) (which specifications shall be communicated to QLHC by Company prior to shipment of any Agent(s) to QLHC or an Institution hereunder).

4.3.    No Infringement. Company represents and warrants that it has not received any written notice from a third party alleging that the manufacture, use or sale of the Agent(s) infringes intellectual property rights of a third party.

4.4.     Warranty Disclaimer. EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, ANY AND ALL

MATERIALS, SAMPLES, DATA AND INFORMATION PROVIDED HEREUNDER BY EITHER PARTY TO THE OTHER PARTY ARE PROVIDED “AS IS” WITHOUT ANY WARRANTIES OF ANY KIND, AND EACH PARTY EXPRESSLY DISCLAIMS ALL WARRANTIES WITH RESPECT TO SUCH MATERIALS, SAMPLES AND INFORMATION, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

4.5.    Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, THAT THIS LIMITATION WILL NOT LIMIT OR RESTRICT (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS UNDER ARTICLE 8, OR (B) DAMAGES AVAILABLE FOR BREACHES OF ARTICLE 5.

5.	CONFIDENTIALITY

5.1.    Confidentiality Obligations. For a period of ten (10) years from the Effective Date, each Party (the “Recipient”) (i) shall keep confidential all information provided to it by the other Party (the “Disclosing Party”) pursuant to this Agreement (“Confidential Information”), (ii) shall not disclose to any third party such Confidential Information except as permitted under this Agreement or otherwise authorized by the Disclosing Party, and (iii) shall use the Confidential Information of the Disclosing Party only for the purposes expressly permitted by this Agreement. However, the foregoing obligations shall not apply to information that the Recipient can show based on competent evidence:

(a)    was properly in the possession of the Recipient, without any restriction on use or disclosure, prior to receipt from the Disclosing Party, or

(b)    is in the public domain at the time it is disclosed to the Recipient or, after such disclosure, enters the public domain other than as a result of the Recipient’s breach of its obligations under this Article 5, or

(c)    is properly obtained for use or disclosure by the Recipient from a third party who has the right to disclose same and who is under no direct or indirect confidentiality obligation to the Disclosing Party with respect to such information, or

(d)    is independently developed by or on behalf of the Recipient without the assistance of the confidential information of the Disclosing Party by employees or consultants of the Recipient who did not have access to such confidential information.

Confidential Information of the Disclosing Party may be disclosed by the Recipient to employees, agents or consultants of the Recipient, but only to the extent required to accomplish the purposes of this Agreement and only if the Recipient obtains prior written agreement from the Recipient’s employees, agents and consultants to whom disclosure is to be made to hold in confidence and not make use of such information for any purpose other than those permitted by this Agreement. The Recipient shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that such employees, agents and consultants do not disclose or make unauthorized use of the Disclosing Party’s Confidential Information. In addition and notwithstanding anything to the contrary herein, QLHC shall be permitted to disclose to each Institution or other Study participant any Confidential Information of Company that relates to the Agent(s) and is relevant to the conduct of the Study, provided that QLHC uses reasonable efforts to impose upon each such Institution or other participant non-disclosure and non-use obligations that are substantially similar to those set forth herein.

5.2.    Disclosure as Required by Law. Notwithstanding any provision of Section 5.1, the Recipient shall be permitted to disclose the Disclosing Party’s Confidential Information solely to the extent that such disclosure is required by law or by order of any court or required or requested by any governmental authority (including without limitation the FDA), provided, however, that the Recipient shall first have given advance notice to the Disclosing Party so as to permit the Disclosing Party to attempt to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued or for such other legal requirement, and that the Recipient cooperates with the Disclosing Party in such efforts.

5.3.    Copies. The Recipient agrees to return all copies and the original of any such Confidential Information upon the request of the Disclosing Party, except that the Recipient may retain one (1) archival copy of such Confidential Information for the sole purpose of determining its obligations hereunder.

6.	PUBLICATION AND PUBLICITY

6.1.    Publication. QLHC intends to oversee and coordinate an effort to publish certain data resulting from the Study (i.e., across all centers or institutions that participate in the Study), and such publication shall be governed by the Data Guidelines. Company shall have the right to publish or otherwise make public any data resulting from the Study under this Agreement in accordance with the Data Guidelines.

6.2.    Agent-Related Research Communications. With respect to any Primary I-SPY COVID-19 TRIAL Research Communication (as defined in the Data Guidelines) or Extended I-SPY COVID-19 TRIAL Research Communications (as defined in the Data Guidelines), in each case that discloses Study Data relating to the Agent(s), QLHC will provide Company with an opportunity to review and comment on the portion of such Primary I-SPY COVID-19 TRIAL Research Communication or Extended I-SPY COVID-19 TRIAL Research Communication that relates to the Agent, on the following schedule: (a) in the case of a Primary I-SPY COVID-19 TRIAL Research Communication or Extended I-SPY COVID-19 TRIAL Research Communication that is an abstract, at least three (3) days prior to the date of submission for publication; (b) in the case of a Primary I-SPY COVID-19 TRIAL Research Communication that is a manuscript, at least thirty (30) days prior to the date of submission for publication; and (c) in the case of an Extended I-SPY COVID-19 TRIAL Research Communication that is a manuscript, at least fifteen (15) days prior to the date of submission for publication. In regards to Extended I-SPY COVID-19 TRIAL Research Communications, QLHC’s obligations under this section shall only apply to those Extended I-SPY COVID-19 TRIAL Research Communications that disclose Study Data relating to the Agent(s) and that QLHC receives from members of the I-SPY COVID-19 TRIAL Research Community (as defined in the Data Guidelines) in accordance with the timelines set forth in the Data Guidelines. QLHC will not be liable to Company in the event that

I SPY COVID-19 TRIAL Research Community investigators neglect or refuse to provide such Extended I-SPY COVID-19 TRIAL Research Communications as described in the Data Guidelines. QLHC shall consider any such comments made by Company in good faith. QLHC agrees and shall require each Institution and principal investigator to agree to delete, at Company’s written request, Company Confidential Information from any Primary I-SPY COVID-19 TRIAL Research Communication.

6.3.    Publicity. Except for any disclosures required by applicable laws or regulations, all announcements or publicity concerning the Study, the use of the Agent(s) in the Study, or this Agreement by Company must be approved in advance by QLHC, such approval not to be unreasonably withheld. Except for any disclosures required by applicable laws or regulations, all announcements or publicity that mentions the Agent(s) or uses the name of the Company must be approved in advance by the Company, such approval not to be unreasonably withheld. The foregoing shall not preclude publication or dissemination of the Study Data pursuant to the procedures set forth in the Data Guidelines.

7.	TERM AND TERMINATION

7.1.    Term. This Agreement shall commence as of the Effective Date, unless earlier terminated under this Article 7 or by written agreement of the Parties and shall expire upon the completion of the Study arm and release of final efficacy data to the public. Termination or expiration of this Agreement shall not affect any rights or obligations that accrued prior thereto or in connection therewith.

7.2.    Termination for Material Breach. Either Party may terminate this Agreement if the other Party materially breaches this Agreement and such breaching Party fails to cure the breach within thirty (30) days after receipt of written notice from the non-breaching Party, such notice specifying in detail the nature of the breach.

7.3.    Termination by QLHC. QLHC may terminate this Agreement at any time upon giving thirty (30) days advance written notice to Company.

7.4.    Termination by Company. Company may terminate this Agreement (a) upon termination of the Study by QLHC, FDA or any other governmental or regulatory authority, or (b) if there exists a regulatory action or safety-related issue that makes continued use of the Agent(s) in the Study impossible, illegal, or unethical, or (c) Company objects to any material change to the Protocol following the Effective Date with respect to the Agent(s). Any termination by Company for the foregoing reasons shall be effective immediately upon written notice to QLHC.

7.5.    Effect of Termination. Following any termination of the Study with respect to the Agent(s), QLHC will account for and return to Company or, at Company’s request, destroy, any remaining unused Agent(s) then existing at each Institution; in either case, at Company’s expense. Termination or expiration of this Agreement for any reason shall not release either Party from any liability or obligation that already has accrued prior to such expiration or termination (including any milestone or other payment that has been triggered by an event occurring prior to the effective date of termination or expiration). As soon as reasonably practicable following any termination or expiration of this Agreement, QLHC will provide Company with a final invoice detailing any outstanding payments, which invoice shall be due upon receipt.

7.6.    Survival. Sections 2.3, 4.5, 7.5, 7.6, 8.2, 8.3 and 8.4 and Articles 3, 5, 6 and 9 shall survive the expiration or termination of this Agreement.

8.	FOLLOW-ON CONFIRMATORY ARM

8.1.    Amendment to CTPA. In the event that the graduating Agent is deemed by both Parties to be effective and worthy of future study, the Parties agree to negotiate in good faith an Amendment to this CTPA for a Follow-On Confirmatory Arm. This Amendment will include terms and a payment schedule to be determined by QLHC as a subsequent Exhibit to this Agreement.

9.	INSURANCE AND INDEMNIFICATION

9.1.    Insurance. QLHC represents that it shall maintain in full force and effect during the term of this Agreement clinical trial liability insurance, comprehensive general liability insurance including broad contractual liability coverage, statutory worker’s compensation and employer’s liability; in each case comparable to that maintained by other institutions engaged in clinical research. Company warrants that it maintains a policy or program of insurance or self-insurance at levels sufficient to support the indemnification obligations assumed under Section 8.2 below.

9.2.    Indemnification by Company. Company agrees to indemnify, defend, and hold harmless each Institution, and each Institution’s trustees, directors, officers, faculty, employees, students, and agents (including the Study investigators) (the “Institution Indemnitees”) and QLHC, CRO, and their respective directors, officers, employees, and agents (including those individuals who participate in the management of the Study) (“QLHC Indemnitees”) from and against any and all costs, expenses, liabilities, damages, losses and harm (including reasonable legal expenses and attorney’s fees) (collectively “Losses”) arising out of or resulting from any third party suits, claims, actions or demands (collectively, “Claims”) to the extent resulting from or caused by: (a) the negligence, recklessness or willful misconduct of Company or its officers, directors, employees, or agents, (b) Company’s breach of its obligations, covenants, representations, or warranties under this Agreement, or (c) bodily injury to a Study subject that is sustained as a direct result of the Agent(s) that is/are administered in the course of the Study in strict accordance with the Protocol, except in each case to the extent that a Claim or Loss arises out of or results from the negligence, recklessness or willful misconduct of any of the Institution Indemnitees, QLHC Indemnitees, or QLHC’s breach of its obligations, covenants, representations, or warranties under this Agreement, or the Protocol design.

As between the Parties, Company agrees that Company shall have primary liability for all Losses and Claims falling within the scope of the indemnification obligation set forth in this Section 8.2, notwithstanding any indemnification obligations that QLHC may have with respect to such Losses or Claims under a separate agreement with any Institution. To the extent that an Institution provides an indemnity in favor of QLHC, QLHC will request that such Institution provide to Company an indemnity of equivalent scope.

9.3.    General Conditions of Indemnification. Company’s agreement to indemnify, defend and hold the QLHC Indemnitees and the Institution Indemnitees harmless is conditioned on QLHC (in the case of the QLHC Indemnitees) or Institution (in the case of the Institution Indemnitees) (a) providing written notice to Company of any Loss or Claim arising out of the indemnified activities within thirty (30) days after the indemnified Party has knowledge of such Loss or Claim, provided however that failure or delay in providing such notice shall not relieve Company of its indemnification obligation except to the extent it is prejudiced thereby; (b) permitting the indemnifying Party to assume full responsibility to investigate, prepare for and defend against any such Claim; (c) assisting the Company, at Company’s reasonable expense, in the investigation of, preparation for and defense of any Claim; and (d) not compromising or settling such Claim without Company’s written consent.

9.4.    Third Party Beneficiary. Each Institution is an intended third-party beneficiary of the terms of this Article 8 and shall have the right to enforce such terms against Company in such Institution’s own name.

10.	MISCELLANEOUS

10.1.    Independent Contractors. The Parties shall perform their obligations under this Agreement as independent contractors and nothing contained in this Agreement shall be construed to be inconsistent with such relationship or status. Neither Party has the authority to bind or act on behalf of the other Party. This Agreement shall not constitute, create or in any way be interpreted as a joint venture or partnership of any kind.

10.2.    Entire Agreement. This Agreement, including all Exhibits hereto, sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter of this Agreement, and supersedes and terminates all prior agreements, negotiation and understandings between the Parties, whether oral or written, with respect to such subject matter, and there are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties hereto with respect to such subject matter other than as set forth herein. No subsequent alteration, modification, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of the Parties. In the event of any conflict between the terms and conditions of this Agreement and those in the Exhibits hereto, the terms and conditions of this Agreement shall control.

10.3.    Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the State of California, U.S.A., without regard to any conflicts of law rules that would provide for the application of the laws of another jurisdiction. The Parties agree that any claim or controversy arising out of or relating to this Agreement or any breach hereof shall be submitted to a court of applicable jurisdiction in the State of California and each Party hereby consents to the jurisdiction and venue of such court.

10.4.    Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

10.5.    Assignment. This Agreement and any rights and obligations contained herein shall not be assigned by either Party without the prior written consent of the other Party, such consent not to be unreasonably withheld, and any attempted assignment in violation of this Section 9.5 shall be void and of no force and effect, except that each Party shall have the right to assign this Agreement without the other Party’s consent in connection with a merger, acquisition or sale of substantially all of the assets relating to the subject matter hereof. The Parties’ rights and obligations hereunder will bind and inure to the benefit of their respective successors, heirs, executors and administrators and permitted assigns.

10.6.    Waiver. The failure of either Party to enforce, at any time, or for any period of time, the provisions hereof will not be construed as a waiver of such provision and will in no way affect that Party’s right to enforce such provisions. No waiver of any of the provisions of this Agreement shall be effective unless such waiver is in writing and signed by the authorized representative of the Party to be charged therewith, and no waiver of any provision hereof will be deemed a waiver of any subsequent breach of the same or any other provisions of this Agreement.

10.7.    Force Majeure. Any delays in performance of any of the duties or obligations by a Party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the Party affected, including but not limited to acts of God, embargoes, governmental restrictions, strikes or other concerted acts of workers, fire, earthquake, flood, explosion, riots, wars, civil disorder, rebellion or sabotage. The Party suffering such occurrence shall immediately notify the other Party as soon as practicable and any time for performance hereunder shall be extended by the actual time of delay caused by the occurrence, provided that the Party affected by such event uses reasonable efforts to overcome such delay.

10.8.    Headings. The headings herein are for the purpose of convenience of reference only and are not intended to define or limit the contents of this Agreement.

10.9.    Ambiguities. Ambiguities, if any, in this Agreement shall not be construed against either Party, regardless of which Party is deemed to have authored such provision.

10.10.    Notices. Any notices required or permitted hereunder shall be given to the appropriate Party at the address specified below or at such other address as the Party shall specify in writing. Such notice shall be deemed given upon receipt when given by personal delivery, facsimile or overnight courier service, or five (5) days after the date of mailing when sent by certified or registered mail, postage prepaid, properly addressed as follows:

If to QLHC:

Quantum Leap Health Care Collaborative

3450 California Street, 2nd Floor

San Francisco, CA 94118

Email: contracts@quantumleaphealth.org with copy to finance@quantumleaphealth.org
Tel. (855) 866-0505 ext. 101

If to Company:
Company name	NeuroRx, Inc.
Address	1201 North Market Street, Wilmington, DE 19801
Attn:	Brian Del Buono
Email:	bdelbuono@neurorxpharma.com cc jjavitt@neurorxpharma.com
Tel.	2023401352

10.11.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original document, but all such separate counterparts shall constitute only one and the same Agreement.

10.12.    Injunctive Relief. Each Party acknowledges and agrees that any breach of this Agreement by such Party will cause irreparable damage to the other Party and that in the event of such breach, the non-breaching Party shall have, in addition to any and all remedies of law, the right to injunction, specific performance or other equitable relief to prevent the violation of the breaching Party’s obligations hereunder.

<< Signature Page Follows >>

IN WITNESS WHEREOF, the Parties have executed this Clinical Trial Participation Agreement as of the Effective Date.

QUANTUM LEAP HEALTH CARE COLLABORATIVE		NeuroRx, Inc.

Signed:	/s/ James Palazzolo	Signed:	/s/ Jonathan C. Javitt
Name:	James Palazzolo	Name:	Jonathan C. Javitt, MD, MPH
Title:	CEO	Title:	CEO
Date:	12/29/2020	Date:	12/29/2020

EXHIBIT A

PROTOCOL APPENDIX

PROTOCOL APPENDIX INCLUDED AS A SEPARATE DOCUMENT AND CONSIDERED INCORPORATED HEREIN.

EXHIBIT B

AGENT

AGENT NAME: RLF-100 (Aviptadil)

Company will provide Agent(s) and arrange for the distribution of Agent(s) through its contracted drug distributor to up to 26 institutions in the United States. Projected accrual is approximately 120 subjects receiving the Agent(s) per regimen.

EXHIBIT C

STUDY DATA USE AND PUBLICATION GUIDELINES

STUDY DATA USE AND PUBLICATION GUIDELINES ARE INCLUDED AS A SEPARATE DOCUMENT AND CONSIDERED INCORPORATED HEREIN

EXHIBIT D

PAYMENT

This Exhibit is made a part of and is incorporated into the Clinical Trial Participation Agreement (the “Agreement”) and sets forth the terms under which NeuroRx, Inc. (“Company”) will provide funding in support of the clinical trial protocol titled “I-SPY COVID-19 TRIAL: An Adaptive COVID-19 Trial Design in the Setting of Critically Ill Patients” (“Study”), a public-private partnership sponsored by Quantum Leap Health Care Collaborative (“QLHC”), a California 501(c)(3) charitable foundation. Company is providing funding with the understanding that the funds are to be used for scientific purposes and not for the purpose of promoting or marketing any products.

1. Payments:

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